Exhibit 17.1


August 18, 2005




Dear Members of the Board of Directors of Teda Travel, Inc.:

     Reference is made to the Agreement and Plan of Merger ("Merger Agreement"), dated as of August 18, 2005, is entered into by and among TEDA TRAVEL, INC., a Florida corporation ("Teda"), TEDA FRACTIONAIR MERGER SUB, INC., a Nevada corporation and wholly-owned subsidiary of Teda ("Merger Subsidiary"), and FRACTIONAIR, INC., a Delaware corporation ("FractionAir"). I hereby voluntarily resign from my position as (i) a member of the Board of Directors of Teda (ii) a member of the Board of Directors of Merger Subsidiary, (iii) CEO and Interim CFO of Teda, and (iv) President, Secretary and Treasurer of Merger Subsidiary, each effective upon the effective date of the merger contemplated in the Merger Agreement.


                                                     Sincerely,


                                                   /s/ Godfrey Chin Tong Hui
                                                   -------------------------
                                                        Godfrey Chin Tong Hui